EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-64353, 333-04417, 333-28121, 333-34310, 333-145599, 333-143191, 333-147827, and 333-163636 on Form S-8 and Registration Statement Nos. 333-169358, 333-104270, and 033-58709 on Form S-3 of our reports dated February 22, 2013, relating to the financial statements of Fiserv, Inc. and subsidiaries, and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 22, 2013